Exhibit 10.17

Dynex Capital, Inc.
2010 Base Salaries for Named Executive Officers

The 2010 base salaries for Dynex Capital, Inc.’s named executive officers are as follows: Thomas B. Akin, Chairman and Chief Executive Officer—$300,000; Byron L. Boston, Executive Vice President and Chief Investment Officer—$275,000; and Stephen J. Benedetti, Executive Vice President, Chief Operating Officer and Chief Financial Officer - $236,000.   Salaries for 2011 have not yet been determined for the above named executive officers.

On March 3, 2011 Dynex Capital, Inc.’s Board of Directors and Compensation Committee of the Board of Directors approved an increase, effective March 1, 2011, in the base salaries for the named executive officers as follows:  Thomas B. Akin, Chairman and Chief Executive Officer - $500,000; Byron L. Boston, Executive Vice President and Chief Investment Officer - $500,000; and Stephen J. Benedetti, Executive Vice President, Chief Operating Officer and Chief Financial Officer - $350,000.